EXHIBIT 5.2

[ANDREWS KURTH LLP LETTERHEAD]

Supplemental Legality Opinion

November 21, 2006

First Horizon Asset Securities Inc.
4000 Horizon Way
Irving, Texas 75063

Re:	First Horizon ABS Trust 2006-HE2 First Horizon HELOC Notes, Series 2006-HE2

Ladies and Gentlemen:

We have acted as special counsel to First Horizon Asset Securities Inc., a Delaware corporation (the “Company”), and an indirect wholly-owned, limited purpose subsidiary of First Tennessee Bank National Association, a national banking association (“FTBNA”), and to FTBNA in connection with (i) the sale of certain revolving home equity line of credit loans (the “Mortgage Loans”) by FTBNA to the Company pursuant to the terms of a Mortgage Loan Purchase Agreement dated as of November 21, 2006 (the “MLPA”), (ii) the formation of First Horizon ABS Trust 2006-HE2, a Delaware statutory trust (the “Trust”) pursuant to a Trust Agreement dated as of November 14, 2006 by and among the Company, as depositor, FTBNA, and Wilmington Trust Company, as owner trustee (the “Owner Trustee”), as amended and restated by an Amended and Restated Trust Agreement dated as of November 21, 2006 (as so amended and restated, the “Trust Agreement”) by and between the Company, as depositor, FTBNA and the Owner Trustee, (iii) the sale of the Mortgage Loans by the Company to the Trust pursuant to a Sale and Servicing Agreement dated as of November 1, 2006 (the “Sale and Servicing Agreement”) among the Trust, the Seller, FTBNA and The Bank of New York, a New York banking corporation (“BONY”), as trustee (in such capacity, the “Indenture Trustee”), (iv) the pledge of the Mortgage Loans by the Trust to the Indenture Trustee pursuant to an Indenture dated as of November 1, 2006 (the “Indenture”) between the Trust, as issuer, and the Indenture Trustee, and (v) the issuance by the Trust of its First Horizon HELOC Notes, Series 2006-HE2 (the “HELOC Notes”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Sale and Servicing Agreement.

On the Closing Date, the Trust will sell the HELOC Notes to FTN Financial Capital Markets, a division of First Tennessee Bank National Association (“FTN”) pursuant to an underwriting agreement dated as of March 27, 2006 (the “Underwriting Agreement”), as supplemented by a terms agreement thereto dated as of March 27, 2006, each by and between Company and FTN, as underwriter (in such capacity, the “Underwriter”).

The HELOC Notes have been registered by means of a Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), under File No. 333-132046 which Registration Statement was declared effective by the Securities and Exchange Commission on May 4, 2006 (such Registration Statement herein called the “Registration Statement”). We have participated in the preparation of the Registration Statement with respect to the HELOC Notes, the Prospectus dated April 20, 2006 (the “Base Prospectus”) and the related Prospectus Supplement dated November 15, 2006 (the “Prospectus Supplement”), which Base Prospectus and Prospectus Supplement were filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the “Prospectus”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the Indenture, a specimen of the HELOC Notes, the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

Based upon the foregoing and in reliance thereon, and subject to the limitations and qualifications set forth below, we are of the opinion that:

(i)
When duly authorized, executed and delivered by the Indenture Trustee and the Owner Trustee on behalf of the Trust, the Indenture will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential conveyance or other similar laws of general application affecting the rights of creditors generally and to general principles of equity and equitable remedies (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(ii)
When the HELOC Notes have been duly executed and delivered by the Owner Trustee, authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered and paid for by the applicable purchasers thereof, the HELOC Notes will be the legal, valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms under the laws of the State of New York and entitled to the benefits under the Indenture. The HELOC Notes are in all material respects in the form contemplated by the Indenture.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the States of Texas and New York.

The opinions expressed above are solely for your benefit and, without our prior consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any other person or entity. These opinions are delivered as of the date hereof and we disclaim any responsibility to update these opinions at any time following the date hereof.

Respectfully submitted,

/s/ Andrews Kurth LLP

DAB; WRT (NY law); ARS